                                                                     EXHIBIT 3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                                      INTO

                            WIT SOUNDVIEW GROUP, INC.

      (Pursuant to Section 253 of the General Corporation Law of Delaware)



            WIT SOUNDVIEW GROUP, INC., a Delaware corporation (the "Corporation"), hereby certifies as follows:

            FIRST: The Corporation is incorporated under the General Corporation Law of the State of Delaware.

            SECOND: The Corporation owns all of the outstanding shares of the capital stock of SoundView Technology Group, Inc., a Delaware corporation (the "Subsidiary").

            THIRD: The Corporation, by the following resolutions duly adopted by its Board of Directors at a meeting held on July 19, 2001, has determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware, effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of
Delaware:

            RESOLVED, that this Board hereby deems it advisable and in the best interests of the Corporation that the Corporation merge its wholly-owned subsidiary, SoundView Technology Group, Inc., with and into the Corporation.

            RESOLVED, that the Corporation shall be the surviving corporation and shall continue as a corporation organized and existing under the laws of the State of Delaware, and that, at the effective time of the merger, the Corporation shall change its corporate name by amending Article FIRST of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                  FIRST: NAME. The name of the Corporation is SoundView
            Technology Group, Inc.

            RESOLVED, that this Board hereby authorizes and directs the appropriate officers of the Corporation, in the name and on behalf of the Corporation, to execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary with and into the Corporation, and to change the name of the Corporation to SoundView Technology Group, Inc., and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware, and to execute, deliver and file any and all other agreements, certificates and documents, and to do all other acts and things whatsoever as may be necessary or desirable to carry out the purposes of these resolutions.

            FOURTH: At the effective time of the merger of the Subsidiary with and into the Corporation, the Corporation shall change its corporate name by amending Article FIRST of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                  FIRST: NAME. The name of the Corporation is SoundView
            Technology Group, Inc.


            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its President as of the 7th day of August, 2001.

                                    WIT SOUNDVIEW GROUP, INC.


                                    By:  ________________________
                                         Name:  Mark Loehr
                                         Title: President